Exhibit 99.1

One Lincoln Street
Boston, MA 02111
United States of America
News Release

Investor Contact: Anthony Ostler	Media Contact: Carolyn Cichon
+1 617/664-3477	+1 617/664-8672

State Street Increases Fourth-Quarter 2014 Legal Accrual
BOSTON-(BUSINESS WIRE)-State Street Corporation (State Street) today announced an increase from $50 million to $115 million of its fourth-quarter 2014 legal accrual associated with indirect foreign exchange matters. The increase reflects continued negotiations in connection with State Street’s intention to seek to resolve some, but not all, of the outstanding and potential claims arising out of its indirect foreign exchange client activities, and results in a current total legal accrual of $185 million regarding these matters.
The table below sets forth State Street’s summary financial results for the fourth-quarter and full-year ended December 31, 2014, both as announced on January 23, 2015 and as adjusted to reflect the effects of the $65 million legal accrual increase described above. These summary results are presented on a GAAP-basis. The increased legal accrual does not affect State Street’s previously announced operating-basis fourth-quarter and full-year 2014 financial results, which are not presented on a GAAP-basis.

	4Q14	4Q14	4Q14	2014	2014	2014
$ in millions, except per share data	As previously reported	Adjustments	As adjusted	As previously reported	Adjustments	As adjusted
Revenue	$2,630	$—	$2,630	$10,295	$—	$10,295
Expenses	1,992	65	2,057	7,762	65	7,827
Earnings per share (EPS)	1.24	(0.12)	1.12	4.69	(0.12)	4.57
Return on average common equity (ROE)	10.4%	(1.0)%	9.4%	10.1%	(0.3)%	9.8%
Pre-tax operating margin	24.1	(2.5)	21.6	24.5	(0.6)	23.9
State Street’s Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission on the date hereof, will reflect the effects of the increased legal accrual and the adjusted financial results described above. In addition, State Street will post an updated financial information addendum for the fourth-quarter and full-year 2014 and an updated slide presentation providing highlights of its fourth-quarter and full-year 2014 results of operations, in each case reflecting the additional legal accrual, on the Investor Relations portion of its corporate website at www.statestreet.com/stockholder.
Our legal accrual with respect to indirect foreign exchange matters, including the increase described above, reflects our intention to seek to resolve some, but not all, of the outstanding and potential claims arising out of our indirect foreign exchange client activities. We have reported on these matters in our previous filings with the SEC. With respect to that legal accrual: (1) we are engaged in discussions with some, but not all, of the governmental agencies and civil litigants that we have described in connection with these matters regarding potential settlements of their outstanding or potential claims; (2) there can be no assurance that we will reach a settlement in any of these matters, that the cost of such settlements would not materially exceed such accrual, or that other claims will not be asserted; and (3) we do not currently intend to seek to negotiate settlements with respect to all outstanding and potential claims, and our current efforts, even if successful, will not address all of our potential material legal exposure arising out of our indirect foreign exchange client activities. Accordingly, an adverse outcome with respect to one or more outstanding or potential claims could have a material adverse effect on our consolidated results of operations, our consolidated financial condition or on our reputation for the period in which the relevant matter or matters are resolved or an accrual or additional accrual is determined to be required.
Forward-Looking Statements
This news release contains forward-looking statements as defined by U.S. securities laws, including statements relating to our intention to seek to resolve some, but not all, of the outstanding and potential claims arising out of our indirect foreign exchange client activities, our legal accruals, our results of operations and our financial and capital condition. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “intend,” “expect,” “objective,” “plan,” “forecast,” “outlook,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to February 20, 2015.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2013 Annual Report on Form 10-K and our subsequent SEC filings, including our 2014 Annual Report on Form 10-K to be filed with the SEC on the date hereof. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, February 20, 2015, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.